Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN VANGUARD CORPORATION

The undersigned officer of AMERICAN VANGUARD CORPORATION, a corporation duly organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that he is the President and Chief Executive Officer of this corporation and further certifies as follows:

1. The amendment to this corporation’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and has been consented to by the majority stockholders of this corporation.

2. Article FOURTH of the Restated Certificate shall be deleted in its entirety and shall be replaced with the following:

“FOURTH: The total number of shares of stock which this corporation shall have authority to issue is 40,400,000, divided into classes, consisting of 400,000 shares of Preferred Stock, par value $0.10 per share, and 40,000,000 shares of Common Stock, par value $0.10 per share.

The board of directors is authorized to provide for the issuance of shares of the Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.”

IN WITNESS WHEREOF, the undersigned officer has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed and acknowledged this 7th day of June, 2004.

/s/ ERIC G. WINTEMUTE
Eric G. Wintemute
President & Chief Executive Officer